Exhibit 99.1

COURT RULES IN FAVOR OF COMPETITIVE TECHNOLOGIES, INC. IN OSHA MATTER

Fairfield, CT (October 11, 2005) - Competitive Technologies, Inc. (AMEX: CTT) today announced that United States Department of Labor (“DOL”) Administrative Law Judge Janice K. Bullard has dismissed the claims filed against CTT by former employee J. Scott Bechtel.

In a complaint filed with OSHA pursuant to the employee protection provisions of the Sarbanes-Oxley Act of 2002, alleging whistleblower discrimination, Bechtel had claimed wrongful termination and had sought reinstatement. In her ruling, Judge Bullard found that Bechtel had failed to establish that CTT’s rationale for Bechtel’s discharge was pretextual. Additionally, Judge Bullard found that the record did not establish disparate treatment of Mr. Bechtel; and, further, that the issue of damages was not relevant since Mr. Bechtel had not carried his burden of proof.

“We are extremely pleased to be vindicated by Judge Bullard and the DOL in this matter,” said Paul A. Levitsky, CTT’s Vice President and General Counsel.

Mr. Levitsky further stated that, “While this particular case has received a tremendous amount of press attention because of the Sarbanes-Oxley nature of the claim, the result was simple in its message: An Act designed for the protection of investors does not form a harbor for legitimately dismissed employees.”

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life and physical sciences, electronics, and nanotechnologies developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit our website at: www.competitivetech.net

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “anticipate,”“believe,”“intend,”“plan,”“expect,”“estimate,”“approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to market acceptance of and competition for our licensed technologies, growth strategies, operating performance, industry trends, and other risks inherent in our business, including those set forth in Item 7 under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on October 29, 2004, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:	Johnnie D. Johnson, Strategic IR, Inc.	E-mail: jdjohnson@strategic-ir.com
	Tel. (212) 754-6565; Fax (212) 754-4333	E-mail: ctt@competitivetech.net